Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
James Lucania
856-384-2480

CHECKPOINT SYSTEMS, INC. ANNOUNCES
FIRST QUARTER 2015 RESULTS

Company Reports Highest First Quarter Gross Profit Margin in 21 Years

Organic Merchandise Visibility™ Revenue Growth of 41%

Company Reaffirms 2015 Guidance

THOROFARE, N.J., May 6, 2015 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the fiscal first quarter ended March 29, 2015. For more details on the Company’s results, please see the supplemental presentation materials, “First Quarter 2015 Financial Review,” posted to the Company’s website at http://ir.checkpointsystems.com and furnished to the SEC on Form 8-K.

First Quarter GAAP Results

Net revenues in the first quarter of 2015 decreased 12.8%, to $128.5 million from $147.4 million in the first quarter of 2014. Foreign currency translation effects resulted in an $11.5 million or 7.8% decrease in net revenues. During the quarter, gross profit margins were 44.0%, an increase of more than 170 basis points compared to the same period last year.

Selling, general, and administrative (SG&A) expenses in the first quarter of 2015 decreased $3.0 million, or 5.6%, to $51.3 million from $54.3 million in the first quarter of 2014.

Operating loss in the first quarter of 2015 was $0.3 million, $2.5 million below the $2.2 million of income in the same period last year.

Net loss in the first quarter of 2015 was $0.02 per diluted share, versus nil per diluted share in the same period last year.

First Quarter Adjusted Non-GAAP Operating Income, EBITDA and Earnings per Share

Adjusted Non-GAAP operating income was $1.9 million in the first quarter of 2015, $2.2 million lower than $4.1 million in the same period last year. Adjusted EBITDA was $10.0 million in the first quarter of 2015, $1.8 million lower than $11.8 million in the first quarter of 2014. Adjusted Non-GAAP net earnings per diluted share was $0.04 in the first quarter of 2015, flat compared to the same period last year. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

Checkpoint Systems' President and Chief Executive Officer, George Babich, said, "Despite lower revenue driven by continued foreign currency headwinds and the sunset of our significant 2014 EAS hardware rollouts, I am pleased that we were able to report our highest first quarter gross profit margin in 21 years.”

Mr. Babich added, “As we previously outlined, 2015 will be a challenging year as we work to secure our next significant rollout and begin to drive organic revenue growth through our investment spending on strategic growth initiatives. We are making good progress on both fronts, and I am gaining confidence that we will secure at least one signed contract for an additional new hardware rollout beginning later this year. I am also encouraged that our spending on certain strategic initiatives will begin to take root in 2016. In the first quarter alone, we have significantly increased our rate of investment year-over-year in both R&D and capital expenditures, up $0.7 million and $2.5 million, respectively. SG&A spending in constant dollar terms is up nearly $1 million as well, although masked by the $4 million SG&A benefit from foreign currency translation effects. We have added strategic headcounts in sales and product management to target underserved vertical markets. We have engaged consultants to complement our in-house expertise to focus on our supply chain optimization project. We have invested in new equipment and IT systems to enhance our capabilities and increase automation in our Apparel Labeling business. These investments reflect our commitment to organic growth despite the challenging market conditions.”

Mr. Babich concluded, “In addition, we remain committed to exploring strategic acquisitions and partnerships to round out our portfolio of products that will help drive topline growth and improved operating margins.”

Selected Discussion and Analysis of First Quarter 2015 Results

•	Net revenues decreased 12.8% to $128.5 million compared with $147.4 million for the first quarter of 2014, due to an organic decrease of 5.0% and foreign currency effects of 7.8%.
◦
Merchandise Availability Solutions (MAS) revenues decreased 12.8% to $81.5 million versus the first quarter of 2014, principally driven by foreign currency translation effects of $8.0 million or 8.6%. The organic decline of 4.2% was attributable to EAS Systems, Alpha® and EAS Consumables, reflecting the sunset of North American and European chain-wide projects which occurred in the first quarter of 2014, partially offset by an increase in RFID solution sales in both North America and Europe.

◦
Apparel Labeling Solutions (ALS) revenues decreased 11.6% to $37.2 million, reflecting a decrease in the legacy labeling business due to lower tag volumes at certain key North American and European retailers, certain market share losses in Europe and Asia and the timing of Chinese New Year. Foreign currency effects led to a $1.5 million, or 3.6%, decline in segment revenues.

◦
Retail Merchandising Solutions (RMS) revenues decreased 17.1% to $9.8 million, nearly all related to foreign currency translation effects. Organic revenues declined just $0.1 million, reflecting the sunset of a major project in North America, nearly offset by strong retail display sales volumes in Europe.

•	Gross profit margin was 44.0%, more than 170 basis points higher than the first quarter of 2014.
◦
MAS gross profit margin was 50.6%, more than 360 basis points higher than the 47.0% recorded in the first quarter of 2014. The increase was principally due to the mix of revenue toward higher margin products and services. Better professional service absorption more than offset the weaker factory overhead absorption generated by lower production volumes. This gross profit margin is not sustainable, as the Euro-based profit in our supply chain in the first quarter of 2015 was locked-in at significantly higher rates than exist today. We estimate that MAS gross profit would have been approximately $2 million lower in the first quarter of 2015 if the current rates had existed when our supply chain earned this profit.

◦
ALS gross profit margin was 31.1% compared with 33.5% in the first quarter of 2014. The decrease was principally due to accelerated depreciation for certain machinery in Asia that will be removed from production, overhead under-absorption in our factories due to lower sales volumes and the impact of a later Chinese New Year. ALS margins will continue to suffer year-over-year from the strengthening U.S. Dollar.

◦
RMS gross profit margin was 37.7%, nearly 180 basis points better than 35.9% in the first quarter of 2014. The increase was primarily due to our margin improvement initiatives and better factory overhead absorption.

•
SG&A expenses were $51.3 million compared with $54.3 million in the first quarter of 2014. The decrease is related to foreign currency translation effects of just under $4 million. The benefits of our cost reduction initiatives were offset by incremental spending related to our strategic initiatives and management transition costs.

•	Operating loss was $0.3 million compared with $2.2 million of income in the first quarter of 2014.

•	Non-GAAP operating income was $1.9 million compared with $4.1 million in the first quarter of 2014. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•	Adjusted EBITDA was $10.0 million, compared with $11.8 million in the first quarter of 2014. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Cash used in operating activities was $0.4 million compared with $8.6 million provided by operating activities in the first quarter of 2014. Capital expenditures were $5.8 million in the first quarter of 2015 compared to $3.3 million in the first quarter of 2014.

Outlook for 2015

Based on an assessment of market conditions, current customers' orders and commitments, and assuming continuation of current foreign exchange rates, Checkpoint is reaffirming its guidance for 2015. This guidance does not include the impact of acquisitions, divestitures, restructuring and one-time or unusual charges resulting from litigation fees or settlements and gains or losses generated by non-routine operating matters which we may record during the year.

Projected income taxes for the year can be impacted by changes in the mix of pre-tax income and losses in the countries in which we operate. The valuation allowance on U.S. deferred tax assets results in a GAAP tax rate on U.S. pre-tax income or losses of essentially 0%. When the mix of income or losses shifts from the U.S. to a country where the income tax rate is in the normal range, our effective tax rate will increase. Additionally, we continue to monitor our profitability in the U.S. to determine whether there is sufficient evidence that may result in a full or partial release of the U.S. valuation allowance. Should this occur, the current GAAP tax rate in the U.S. will be significantly impacted. The combination of these factors can have a material effect on the amount of reported income tax expense, and therefore our earnings per share, when compared with the projections that are the basis of our outlook.

James Lucania, Acting Chief Financial Officer and Treasurer, said, “Like so many other U.S. multinational corporations, Checkpoint’s reported top and bottom line results will continue to be impacted negatively by the strong U.S. Dollar. Though several of our selling currencies have weakened since we presented our initial guidance, we believe anticipated new business will offset the lost revenue from currency translation. Therefore we continue to expect 2015 results within our prior guidance range.”

•	Net revenues are expected to be in the range of $575 million to $625 million, unchanged from prior guidance.

•	Adjusted EBITDA is expected to be in the range of $55 million to $68 million, unchanged from prior guidance.

•	Non-GAAP diluted net earnings per share is expected to be in the range of $0.40 to $0.50, assuming an effective tax rate of approximately 35%, unchanged from prior guidance.

Checkpoint Systems will host a conference call today, May 6, 2015, at 5:00 p.m. Eastern Time, to discuss its first quarter 2015 results. The call will be simultaneously broadcast live over the Internet. Listeners may access a webcast of the call at http://ir.checkpointsystems.com. A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in merchandise availability solutions for the retail industry, encompassing loss prevention and merchandise visibility. Checkpoint provides end-to-end solutions enabling retailers to achieve accurate real-time inventory, accelerate the replenishment cycle, prevent out-of-stocks and reduce theft, thus improving merchandise availability and the shopper’s experience. Checkpoint's solutions are built upon 45 years of radio frequency technology expertise, innovative high-theft and loss-prevention solutions, market-leading RFID hardware, software, and comprehensive labeling capabilities, to brand, secure and track merchandise from source to shelf. Checkpoint's customers benefit from increased sales and profits by implementing merchandise availability solutions, to ensure the right merchandise is available at the right place and time when consumers are ready to buy.
For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: the impact upon operations of accounting policies review and improvement; the impact upon operations of legal and compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities, or circumvention of internal controls; our ability to successfully implement our strategic plan; our ability to manage growth effectively including our ability to integrate acquisitions and to achieve our financial and operational goals for our acquisitions; changes in economic or international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; our ability to comply with covenants and other requirements of our debt agreements; changes in regulations or standards applicable to our products; our ability to successfully implement global cost reductions in operating expenses including, field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; risks generally associated with information systems upgrades and our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings.

We believe that the most significant risk factors that could affect our financial performance in the near-term include: (1) changes in economic or international business conditions including foreign currency exchange rate and interest rate fluctuations; (2) our ability to successfully implement our strategic plan; (3) our ability to manage growth effectively including our ability to integrate acquisitions and to achieve our financial and operational goals for our acquisitions, and (4) lower than anticipated demand by retailers and other customers for our products including slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion.

For a more detailed discussion of these and other factors, see “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our 2014 Form 10-K, filed on March 5, 2015 with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document, and we undertake no obligation to update these statements to reflect subsequent events or circumstances, other than as may be required by law.

Checkpoint Systems, Inc.
Consolidated Balance Sheets
(amounts in thousands)
(unaudited)

	March 29, 2015	December 28, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$124,205	$135,537
Accounts receivable, net of allowance of $7,917 and $8,526	100,696	131,720
Inventories	95,579	91,860
Other current assets	21,245	25,928
Deferred income taxes	5,310	5,557
Total Current Assets	347,035	390,602
REVENUE EQUIPMENT ON OPERATING LEASE, net	1,021	1,057
PROPERTY, PLANT, AND EQUIPMENT, net	77,022	76,332
GOODWILL	164,027	173,569
OTHER INTANGIBLES, net	60,980	64,940
DEFERRED INCOME TAXES	23,088	25,284
OTHER ASSETS	6,264	6,882
TOTAL ASSETS	$679,437	$738,666
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term borrowings and current portion of long-term debt	$224	$236
Accounts payable	36,523	48,928
Dividend payable	21,384	—
Accrued compensation and related taxes	20,205	27,511
Other accrued expenses	37,208	44,204
Income taxes	—	1,278
Unearned revenues	7,208	7,663
Restructuring reserve	4,324	6,255
Accrued pensions — current	3,999	4,472
Other current liabilities	16,058	17,504
Total Current Liabilities	147,133	158,051
LONG-TERM DEBT, LESS CURRENT MATURITIES	65,138	65,161
FINANCING LIABILITY	31,187	33,094
ACCRUED PENSIONS	96,948	108,920
OTHER LONG-TERM LIABILITIES	28,104	30,140
DEFERRED INCOME TAXES	15,120	15,369
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, 500,000 shares authorized, none issued	—	—
Common stock, par value $.10 per share, 100,000,000 shares authorized, 45,996,605 and 45,840,171 shares issued, 41,960,693 and 41,804,259 shares outstanding	4,600	4,584
Additional capital	420,955	441,882
Accumulated deficit	(13,076)	(12,331)
Common stock in treasury, at cost, 4,035,912 and 4,035,912 shares	(71,520)	(71,520)
Accumulated other comprehensive income, net of tax	(45,152)	(34,684)
TOTAL STOCKHOLDERS' EQUITY	295,807	327,931
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$679,437	$738,666

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter
	(13 weeks) Ended
	March 29, 2015	March 30, 2014
Net revenues	$128,542	$147,406
Cost of revenues	72,005	85,120
Gross profit	56,537	62,286
Selling, general, and administrative expenses	51,306	54,346
Research and development	4,543	3,882
Restructuring expenses	1,304	1,892
Acquisition costs	79	—
Other operating income	(361)	—
Operating (loss) income	(334)	2,166
Interest income	227	267
Interest expense	938	1,256
Other gain (loss), net	371	(86)
(Loss) earnings before income taxes	(674)	1,091
Income tax expense	71	1,220
Net loss	$(745)	$(129)

Net loss per common share:
Basic loss per share	$(0.02)	$—
Diluted loss per share	$(0.02)	$—

Dividend declared per share	$0.50	$—

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures. These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These Non-GAAP measures are intended to supplement presentation of our financial results that are prepared in accordance with GAAP. We use the Non-GAAP measures presented to evaluate and manage our operations internally. We are also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow us.

We use Adjusted EBITDA in assessing our performance in addition to net earnings determined in accordance with GAAP. We believe this Non-GAAP measure serves as an appropriate measure to be used in evaluating the performance of our business and helps our investors better compare our operating performance with the operating performance of our competitors. We define Adjusted EBITDA as operating income (loss) from plus Non-GAAP adjustments, plus other gain (loss), net excluding foreign exchange gain (loss), plus depreciation and amortization expense, plus stock compensation expense. We reference this Non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Adjusted EBITDA should not be considered in isolation from, and is not intended to represent an alternative measure of, operating results or of cash flows from operating activities, as determined in accordance with GAAP. Our definition of Adjusted EBITDA may not be comparable to similarly titled measurements reported by other companies.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter
	(13 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating (Loss) Income and Adjusted EBITDA:	March 29, 2015	March 30, 2014
Net revenues, as reported	$128,542	$147,406

Operating (loss) income, as reported	(334)	2,166

Non-GAAP Adjustments:

Management transition expense	827	—
Restructuring expenses	1,304	1,892
Acquisition costs	79	—
Adjusted Non-GAAP operating income	1,876	4,058
Other gain (loss), net (a)	—	29
Depreciation and amortization expense	6,690	6,164
Stock compensation expense	1,459	1,501
Adjusted EBITDA	$10,025	$11,752

GAAP operating margin	(0.3)%	1.5%
Adjusted Non-GAAP operating margin	1.5%	2.8%

(a) Represents other gain (loss), net per the Consolidated Statement of Operations less foreign exchange gain (loss).

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter
	(13 weeks) Ended
Reconciliation of GAAP to Non-GAAP Net (Loss) Earnings:	March 29, 2015	March 30, 2014
Net loss, as reported	$(745)	$(129)

Non-GAAP Adjustments:

Management transition expense, net of tax	827	—
Restructuring expenses, net of tax	1,077	1,418
Acquisition costs, net of tax	79	—
Interest expense on financing liability, net of tax	354	391
Adjusted net earnings	$1,592	$1,680

Reported diluted shares	42,657	41,886
Adjusted diluted shares	42,976	42,248

Reported net loss per share - diluted	$(0.02)	$—
Adjusted net earnings per share - diluted	$0.04	$0.04